FOR IMMEDIATE RELEASE

Investor and Media Contacts:

Phyllis A. Knight	Colleen T. Bauman
Chief Financial Officer	Investor Relations
(248) 340-9090	(248) 340-7731

CHAMPION ENTERPRISES, INC.
REPORTS FOURTH QUARTER AND
YEAR END RESULTS

      Auburn Hills, Mich., February 18, 2004—Champion Enterprises, Inc. (NYSE: CHB), the nation’s leading housing manufacturer, today reported results for its fourth quarter and year ended January 3, 2004. The company’s continued focus on strengthening both its balance sheet and operations resulted in debt reduction, stronger cash balances and improved operating results despite continued difficult market conditions. During the quarter, Champion further reduced its debt in exchange for shares of its common stock and ended the year with $146 million of cash and cash equivalents. The company’s manufacturing and retail operations both reported year-over-year improvements in segment income.

      Chairman, President and Chief Executive Officer, Al Koch, commented, “We believe that the steps we’ve taken to reduce debt while growing our cash balances have substantially strengthened the company. During 2003 our aggressive debt reduction strategies and focus on cash flow resulted in a decrease in net debt (total debt less cash) of $203 million, or 64%. In addition, despite challenging conditions in many of the markets we serve, we generated $5.7 million of cash flow from continuing operations in the quarter and $61.4 million for the year, which included income tax refunds totaling $64.1 million.”

      For the fourth quarter of 2003, the company reported revenues of $291 million and a loss from continuing operations of $3.5 million, or $0.06 per diluted share. Results included $1 million of pretax restructuring charges, an $800,000 mark-to-market charge related to outstanding common stock warrants, a $3.2 million loss in connection with debt retirement and a $3.6 million income tax benefit. In the fourth quarter of 2002, the company had revenues of $329 million and a loss from continuing operations of $0.07 per diluted share, or $2.9 million, which included pretax restructuring charges of $7.5 million, a $1.5 million gain on debt retirement and tax benefits totaling $13.8 million.

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      For the full year, Champion had revenues of $1.1 billion and a loss from continuing operations of $83.3 million, or $1.52 per diluted share, in 2003. In 2002, the company reported revenues of $1.4 billion and a loss from continuing operations of $249.4 million, or $5.09 per diluted share. As previously announced, the company exited its consumer finance business in the third quarter of 2003 and related amounts are reported as discontinued operations for all periods presented.

      The following table summarizes certain items included in loss from continuing operations for the fourth quarter and year-to-date periods ended January 3, 2004 and December 28, 2002 (dollars in millions):

	Three months ended		Twelve months ended

	Jan. 3, 2004	Dec. 28, 2002	Jan. 3, 2004	Dec. 28, 2002

Closing-related expenses	(1.0)	(7.5)	(27.9)	(55.3)
Goodwill impairment charges	—	—	(34.2)	(97.0)
Severance costs	—	—	(4.4)	—
Warrant and preferred stock charges	(0.8)	—	(3.3)	—
Debt retirement gains (losses)	(3.2)	1.5	10.6	7.4
Income tax benefits (charges)	3.6	13.8	5.5	(53.5)

Operations

      Koch said, “Champion’s improved operating results reflect our actions to position the company to achieve profitability at a reduced sales level. Excluding general corporate expenses and restructuring charges, ongoing operations in our manufacturing and retail segments, consisting of 30 homebuilding facilities and 78 retail sales centers respectively, had combined segment income of $12.3 million for the quarter and $41.2 million for the full year. Looking forward, we began 2004 with operations appropriately sized for profitability and believe that we are well positioned to benefit as market conditions improve.”

      Net loss was $3.6 million for the quarter ended January 3, 2004 versus $45.5 million for the comparable period of the prior year. For the year ended January 3, 2004 net loss was $103.1 million versus $255.6 million for the prior year. Reconciliations of segment income from ongoing manufacturing and retail operations excluding general corporate expenses and restructuring charges to net loss are presented in Note 6 of the attached Notes to Financial Information.

Manufacturing- For the quarter ended December 2003, manufacturing revenues decreased 8% to $248 million from $268 million in the year earlier period, with the company operating an average of 19% fewer plants year-over-year. Manufacturing segment income for the quarter increased 27% to $11.2 million, or 4.5% of revenues. In the comparable period a year ago, Champion’s manufacturing operations had income of $8.8 million, or 3.3% of related revenues. For the year ended January 3, 2004, the manufacturing segment reported $1 billion in revenues and income of $7.3 million, which included $20.7 million of closing-related expenses. Champion had unfilled manufacturing orders totaling $44 million at the end of the year, compared to $26 million at 37 plants at the end of 2002, an improvement of 69% overall with seven fewer plants operating.

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Retail- Year-over-year retail revenues declined 30% to $66 million for the quarter ended December 2003, while the retail loss was significantly reduced to $2.1 million from $16.8 million in the comparable 2002 quarter. The loss in the fourth quarter of 2003 included $0.9 million of restructuring charges for the closing of under performing retail sales centers, while the prior year fourth quarter loss included $9.7 million of restructuring charges related to closed locations. Champion currently operates 78 retail sales centers, which for the quarter reported a 6% net sales increase from the year earlier period and $320,000 of EBIT. The average new home retail sales price at these locations increased 22% year-over-year to $89,500.

Corporate- In 2003, general corporate expenses included a mark-to-market charge of $800,000 for the quarter and $3.3 million for the year related to the company’s outstanding common stock warrants for 2.2 million shares. General corporate expenses in the year-to-date period of 2003 also included severance costs totaling $4.4 million. General corporate expenses in 2002 included restructuring charges of $500,000 for the fourth quarter and $3.1 million for the year.

Financial Position

      The company continues to focus on improving its financial position and reducing debt. Cash and cash equivalents were $145.9 million at the end of the year, a $68.5 million, or 89%, increase over $77.4 million at the end of 2002. During 2003 the company generated $61.4 million in cash flow from continuing operations, which included income tax refunds of $64.1 million, versus $501,000 in 2002. In addition, during 2003 the company estimates that it generated an $80 million federal tax net operating loss carry forward that can be used to offset future taxable income.

      Long-term debt was $245.5 million at the end of 2003, down from $341.6 million at the beginning of the year. A portion of the debt reduction was accomplished through the issuance of 6.7 million shares of common stock during the fourth quarter in exchange for $44.7 million of Senior Notes due 2007 and 2009 plus accrued interest, resulting in a pretax loss of $3.2 million. In addition, earlier in 2003 the company used cash of $35.8 million to purchase and retire $50.5 million of its Senior Notes, resulting in pretax gains of $13.8 million. In 2004, the company has issued or agreed to issue an additional 3.9 million shares in exchange for $27.0 million of Senior Notes. The company is in compliance with all debt agreements.

Outlook

      Koch continued, “Industry HUD code wholesale shipments for 2003 were 130,937 homes, a 22% drop from 2002’s level and down 65% from 1998’s peak. Recent trends, however, appear to be improving with the rate of decline decreasing in the fourth quarter to 16% and in December to 10%. We are very pleased with the announcement last week regarding Fannie Mae’s increased involvement and interest in financing consumer purchases of manufactured homes. The operating environment, however, remains difficult with continued tight consumer financing and consumer repossessions at high levels.

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      “As we work through the remainder of this down cycle, we are committed to managing operations for profitability and further improving our financial position. We believe that because of the aggressive actions we’ve taken, several consecutive years of substantial losses are finally behind us. Long-term, our actions to significantly reduce debt and improve operations better position us for capitalizing on attractive business opportunities in the future,” concluded Koch.

Conference Call

      Mr. Koch and other executive officers of the company will review results in a conference call for investors and analysts beginning at 11:00 am eastern time today. To participate in the conference call, please call the number below:

Dial-in #:	(888) 482-0024
Pass code #:	69978835

      A replay of the conference call will be available after 1:00 pm eastern time today through midnight on Wednesday, February 25, 2004. The recording may be heard by dialing the number below:

Dial-in #:	(888) 286-8010
Pass code #:	61260910

      The live call can also be accessed on the company’s website, by going to the Investor Relations section, clicking on “Live Webcast” and following the instructions. A replay of the call can also be heard via the Investor Relations section of the website shortly after the call is completed. To access the replay, go to the Investor Relations section of the website, click on “Audio Archives” and select “Q4 2003 Champion Enterprises, Inc. Results Conference Call.” Links to this release and other statistical information referenced on the call, if any, will be posted in the Investor Relations section of the company’s website.

      Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry’s leading manufacturer and has produced over 1.6 million homes since the company was founded. The company operates 30 homebuilding facilities in 14 states and two Canadian provinces and 78 retail locations in 21 states. Independent retailers, including more than 600 Champion Home Center locations, and approximately 500 builders and developers also sell Champion-built homes. Further information can be found at the company’s website, www.championhomes.net.

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      This news release contains certain statements, including statements regarding industry projections and trends, and statements regarding the company’s financial positioning, future profitability, plans, cash flows and balances, expected results, and the sizing of operations that could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company’s views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company’s most recently filed Form 10-K, and those discussions regarding risk factors are incorporated herein by reference.

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY
(Dollars and weighted shares in thousands, except per share amounts)

	(Unaudited)
	Three Months Ended (1)			Twelve Months Ended (1)

	January 3,	December 28,	%	January 3,	December 28,	%
	2004	2002	Change	2004	2002	Change

Net sales:
Manufacturing	$247,993	$268,235	(8)%	$981,254	$1,150,638	(15)%
Retail	66,037	94,544	(30)%	269,146	376,632	(29)%
Less: intercompany	(22,700)	(33,686)		(109,686)	(156,704)

Total net sales	291,330	329,093	(11)%	1,140,714	1,370,566	(17)%
Cost of sales (2)	246,251	285,151	(14)%	974,295	1,177,661	(17)%

Gross margin	45,079	43,942	3%	166,419	192,905	(14)%
Selling, general and administrative expenses	40,964	51,330	(20)%	180,398	232,809	(23)%
Goodwill impairment charges (3)	—	—		34,183	97,000
Restructuring charges (2)	1,000	3,500		21,100	40,000
Mark-to-market charges for common stock warrants (4)	800	—		3,300	—
(Gain) loss on debt retirement (5)	3,194	(1,515)		(10,639)	(7,385)

Operating loss (6)	(879)	(9,373)	91%	(61,923)	(169,519)	63%
Interest expense, net	6,203	7,289	(15)%	26,847	26,353	2%

Pretax loss — continuing operations	(7,082)	(16,662)	57%	(88,770)	(195,872)	55%
Income tax expense (benefits) (7)	(3,550)	(13,800)		(5,500)	53,500

Loss — continuing operations	(3,532)	(2,862)	(23)%	(83,270)	(249,372)	67%
Loss — discontinued operations (8)	(58)	(2,621)		(19,814)	(6,183)

Net loss	$(3,590)	$(5,483)	35%	$(103,084)	$(255,555)	60%

Loss — continuing operations	$(3,532)	$(2,862)		$(83,270)	$(249,372)
Less: dividends on preferred stock	109	482		728	1,857
Less: charge to retained earnings for induced preferred stock conversion (4)	—	—		3,488	—

Loss from continuing operations available to common shareholders	$(3,641)	$(3,344)		$(87,486)	$(251,229)

Basic and diluted loss per share:
Loss from continuing operations	$(0.06)	$(0.07)		$(1.52)	$(5.09)
Loss from discontinued operations (8)	(0.00)	(0.05)		(0.34)	(0.13)

Net loss	$(0.06)	$(0.12)		$(1.86)	$(5.22)

Weighted shares for basic and diluted EPS	61,970	50,976		57,688	49,341

See accompanying Notes to Financial Information.

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

		Unaudited
	January 3,	September 27,	December 28,
Assets	2004	2003	2002

Cash and cash equivalents	$145,868	$144,796	$77,381
Restricted cash (9)	8,341	522	32,450
Accounts receivable, trade	13,773	41,958	28,631
Inventories	98,824	110,944	111,332
Current assets of discontinued operations (8)	—	1,650	2,015
Refundable taxes and other current assets (9)	18,325	15,072	88,959

Total current assets	285,131	314,942	340,768

Property and equipment, net	95,821	99,164	127,129
Goodwill, net (3)	126,537	126,501	161,336
Restricted cash (9)	—	—	18,443
Non-current assets of discontinued operations (8)	68	70	57,498
Other non-current assets	20,743	21,693	22,917

	$528,300	$562,370	$728,091

Liabilities, Preferred Stock and Shareholders’ Equity (Deficit)
Floor plan payable	$14,123	$14,842	$17,147
Accounts payable	26,724	42,902	37,053
Current liabilities of discontinued operations (8)	3,173	4,047	36,764
Other accrued liabilities	167,624	181,794	172,180

Total current liabilities	211,644	243,585	263,144

Long-term debt (5)	245,468	290,510	341,612
Other long-term liabilities	47,510	51,416	56,754
Redeemable convertible preferred stock (4)	8,689	8,629	29,256
Shareholders’ equity (deficit)	14,989	(31,770)	37,325

	$528,300	$562,370	$728,091

See accompanying Notes to Financial Information.

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED CASH FLOW STATEMENTS
(In thousands)

	Unaudited
	Three Months Ended (1)		Twelve Months Ended (1)

	January 3,	December 28,	January 3,	December 28,
	2004	2002	2004	2002

Loss from continuing operations	$(3,532)	$(2,862)	$(83,270)	$(249,372)
Adjustments:
Depreciation and amortization	2,988	4,596	15,203	21,152
(Gain) loss on debt retirement (5)	3,194	(1,515)	(10,639)	(7,385)
Goodwill impairment charges (3)	—	—	34,183	97,000
Deferred income taxes (7)	—	—	—	94,800
Fixed asset impairment charges, net of gains	(2,958)	(50)	12,389	26,572
Changes in cash collateral deposits (9)	—	—	9,600	(13,392)
Refundable income taxes	(2,523)	(31,771)	58,397	(41,900)
Changes in working capital	24,127	33,261	17,037	49,314
Changes in accrued liabilities	(13,494)	(6,798)	(486)	15,853
Other	(2,090)	3,825	8,998	7,859

Cash provided by (used for) continuing operations	5,712	(1,314)	61,412	501

Loss from discontinued operations (8)	(58)	(2,621)	(19,814)	(6,183)
(Increase) decrease in net assets of discontinued operations (8)	778	(5,185)	25,854	(21,407)

Cash provided by (used for) discontinued operations	720	(7,806)	6,040	(27,590)

Additions to property, plant and equipment	(1,777)	(1,716)	(6,145)	(6,063)
Acquisition related deferred purchase price payments	—	—	(3,882)	(3,500)
Proceeds on disposal of fixed assets	4,999	6,403	10,192	9,994
Other	(55)	(1,086)	(501)	(3,170)

Cash provided by (used for) investing activities	3,167	3,601	(336)	(2,739)

Increase (decrease) in floor plan payable, net	(719)	7,967	(3,024)	(53,772)
Changes in restricted cash (9)	(7,829)	(14,544)	42,542	(50,245)
Proceeds from Senior Notes	—	—	—	145,821
Purchase of Senior Notes (5)	—	—	(35,830)	(23,750)
Preferred stock issued, net	—	—	—	23,810
Other	21	(2,879)	(2,317)	(4,111)

Cash provided by (used for) financing activities	(8,527)	(9,456)	1,371	37,753

Increase (decrease) in cash and cash equivalents	1,072	(14,975)	68,487	7,925
Beginning cash and cash equivalents	144,796	92,356	77,381	69,456

Ending cash and cash equivalents	$145,868	$77,381	$145,868	$77,381

See accompanying Notes to Financial Information.

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION (UNAUDITED)

(1) The three and twelve months ended January 3, 2004 include 14 and 53 weeks, respectively, compared to 13 and 52 weeks, respectively, for the comparable periods ended December 28, 2002.

(2) A reconciliation of closing-related expenses and the number of retail locations and manufacturing facilities closed or consolidated follows (dollars in thousands):

	Three Months Ended		Twelve Months Ended

	Jan. 3,	Dec. 28	Jan. 3,	Dec. 28
	2004	2002	2004	2002

Closing-related expenses:
Cost of sales	$—	$4,000	$6,800	$15,300
Restructuring charges	1,000	3,500	21,100	40,000

	$1,000	$7,500	$27,900	$55,300

By segment:
Manufacturing	$100	$—	$20,700	$26,300
Retail	900	9,700	9,300	28,600
Corporate	—	500	—	3,100
Intercompany	—	(2,700)	(2,100)	(2,700)

	$1,000	$7,500	$27,900	$55,300

Operations closed or consolidated:
Retail sales centers	2	26	40	126
Manufacturing facilities	—	2	7	12

(3) During the quarter ended September 27, 2003, the company recorded retail goodwill impairment charges totaling $34 million. During the quarter ended June 29, 2002, the company recorded retail goodwill impairment charges totaling $97 million. As of January 3, 2004, the company had no goodwill remaining related to retail acquisitions.

(4) In 2003 the company recorded mark-to-market charges of $800,000 for the fourth quarter and $3.3 million for the year to adjust to estimated fair value its warrants for 2.2 million shares of common stock. These warrants were issued in connection with the company’s Series C redeemable convertible preferred stock. During the first quarter of 2003, the company agreed to accelerate the reduction in the preferred stock conversion price. This amendment to the preferred stock terms was accounted for as an induced conversion, resulting in a charge directly to retained earnings of $3.5 million and an increase in the diluted loss per share of $0.06.

(5) During the fourth quarter of 2003, the company issued 6.7 million shares of its common stock in exchange for $44.7 million of its Senior Notes due 2007 and 2009, resulting in a pretax loss of $3.2 million. During the fourth quarter of 2002, the company settled outstanding debt totaling $3.0 million related to its development operations, which resulted in a $1.5 million pretax gain. In 2003 the company recorded pretax net gains of $10.6 million resulting from the purchase and retirement of $95.3 million of its Senior Notes for total cash payments of $35.8 million and the issuance of 6.7 million shares of common stock. In addition to the settlement of development operations’ debt, in 2002 the company also purchased and retired $30.0 million of Senior Notes due 2009 for cash of $23.8 million, resulting in pretax gains of $5.9 million. In 2004 the company issued 3.9 million shares of common stock in exchange for $27.0 million of Senior Notes. As of the dates below, long-term debt and debt reduction consisted of the following (in thousands):

	Feb. 18,	Jan. 3,	Dec. 28,	Debt Reduction
	2004	2004	2002	2004	2003

Senior Notes due 2007	$97,510	$111,010	$150,000	$(13,500)	$(38,990)
Senior Notes due 2009	100,215	113,715	170,000	(13,500)	(56,285)
Industrial revenue bonds	18,145	18,145	18,145	—	—
Other	2,598	2,598	3,467	—	(869)

	$218,468	$245,468	$341,612	$(27,000)	$(96,144)

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL INFORMATION (UNAUDITED)

(6) The company evaluates the performance of its manufacturing and retail segments based on earnings (loss) before interest, income taxes and general corporate expenses, excluding goodwill impairment charges. A reconciliation of operating income (loss) follows (dollars in thousands):

		% of		% of
	Jan. 3,	Related	Dec. 28,	Related	%
Three months ended:	2004	Sales	2002	Sales	Change

Manufacturing segment income	$11,207	4.5%	$8,803	3.3%	27%
Retail segment income	(2,051)	(3.1)%	(16,753)	(17.7)%	88%
General corporate expenses	(7,441)		(7,068)
Gain (loss) on debt retirement	(3,194)		1,515
Intercompany eliminations	600		4,130

Operating loss	$(879)	(0.3)%	$(9,373)	(2.8)%	91%

		% of		% of
	Jan. 3,	Related	Dec. 28,	Related	%
Twelve months ended:	2004	Sales	2002	Sales	Change

Manufacturing segment income	$7,253	0.7%	$2,743	0.2%	164%
Retail segment income	(14,831)	(5.5)%	(58,204)	(15.5)%	75%
General corporate expenses	(34,017)		(30,903)
Gain on debt retirement	10,639		7,385
Goodwill impairment charges	(34,183)		(97,000)
Intercompany eliminations	3,216		6,460

Operating loss	$(61,923)	(5.4)%	$(169,519)	(12.4)%	63%

     To help understand our manufacturing and retail segments’ net sales and segment income, which were significantly downsized in 2003 and affected by costs related to 2003 closings, following is a reconciliation of the 2003 segment totals separately and on a combined basis presenting the results for the 30 ongoing manufacturing facilities and 78 ongoing retail sales centers, the results for closed locations and closing costs. The company believes this information is meaningful to understanding the company as it exists following these closings.

(Dollars in thousands)	Three months ended Jan. 3, 2004:			Twelve months ended Jan. 3, 2004:
		Segment			Segment
Manufacturing:	Net sales	income	% of sales	Net sales	income	% of sales
30 ongoing locations	$244,483	$11,967	4.9%	$912,402	$40,592	4.4%
Closed/other	3,510	(660)		68,852	(12,639)
Restructuring charges		(100)			(20,700)

Total segment	$247,993	$11,207	4.5%	$981,254	$7,253	0.7%

Retail:
78 ongoing locations	$60,474	$320	0.5%	$226,660	$596	0.3%
Closed/other	5,563	(1,471)		42,486	(6,127)
Restructuring charges		(900)			(9,300)

Total segment	$66,037	$(2,051)	(3.1%)	$269,146	$(14,831)	(5.5%)

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(6) Continued

	Three months	Twelve months
	ended	ended
(Dollars in thousands)	Jan. 3, 2004	Jan. 3, 2004
Manufacturing and retail segments combined:
Segment income from ongoing operations (excluding general corporate expenses and restructuring charges)	$12,287	$41,188
Segment loss from closed/other locations (excluding general corporate expenses and restructuring charges)	(2,131)	(18,766)
Restructuring charges	(1,000)	(30,000)

Total segment income (loss)	9,156	(7,578)
General corporate expenses	(7,441)	(34,017)
Gain (loss) on debt retirement	(3,194)	10,639
Goodwill impairment charges	—	(34,183)
Interest expense, net	(6,203)	(26,847)
Intercompany eliminations	600	3,216

Pretax loss from continuing operations	(7,082)	(88,770)
Income tax benefits	3,550	5,500

Loss from continuing operations	(3,532)	(83,270)
Loss from discontinued operations	(58)	(19,814)
Net loss	$(3,590)	$(103,084)

(7) The company provided a 100% valuation allowance for its deferred tax assets totaling $101.5 million in 2002. The effective tax rates for the three and twelve months ended December 2003 and 2002 differ from the 35% federal statutory rate because of the 100% deferred tax asset valuation allowance. In 2003 the fourth quarter income tax benefit primarily related to the completion of tax audits. The 2003 year-to-date income tax benefit also included $3.0 million recorded to reduce the deferred tax asset valuation allowance following the completion of the company’s 2002 federal income tax return, which resulted in a larger refund than previously estimated, partially offset by provisions for foreign income taxes. During 2003 the company generated an estimated $80 million federal tax loss carry forward for which the benefits can only be recorded to the extent of future taxable income.

(8) In July 2003 the company exited its consumer finance business, HomePride Finance Corp. Related amounts are presented as discontinued operations for all periods presented.

(9) In January 2003 the company finalized a $75 million revolving credit facility, which was used to issue $60.4 million of letters of credit to replace cash collateral and resulted in the release of $49.8 million of restricted cash and $9.6 million of cash deposits classified as other current assets. At the end of 2003, the company had $66.9 million of letters of credit outstanding and no borrowings under this facility. As of January 3, 2004, the company had on deposit $7.8 million of restricted cash to support letters of credit issued under this revolving credit facility.

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CHAMPION ENTERPRISES, INC. AND SUBSIDIARIES
OTHER STATISTICAL INFORMATION (UNAUDITED)

	Three Months Ended			Twelve Months Ended

	January 3,	December 28,	%	January 3,	December 28,	%
	2004	2002	Chg.	2004	2002	Chg.

MANUFACTURING
Homes sold	6,100	7,180	(15)%	25,483	32,460	(21)%
Less: intercompany	464	908	(49)%	2,629	4,274	(38)%

Homes sold to independent retailers/builders	5,636	6,272	(10)%	22,854	28,186	(19)%
Total floors sold	11,820	13,566	(13)%	48,506	60,408	(20)%
Floors sold per average plant	369	357	3%	1,411	1,381	2%
Multi-section mix	86%	85%		84%	82%
Average home price	$39,200	$35,900	9%	$37,100	$34,100	9%
Manufacturing facilities at period end	30	37	(19)%	30	37	(19)%
RETAIL
Retail net sales (in thousands)
78 ongoing stores	$60,474	$56,851	6%	$226,660	$207,222	9%
Closed/other	5,563	37,693		42,486	169,410

Total retail net sales	$66,037	$94,544	(30)%	$269,146	$376,632	(29)%
Homes sold
78 ongoing stores	627	750	(16)%	2,549	2,770	(8)%
Closed/other	193	984		883	3,236

New homes	820	1,734	(53)%	3,432	6,006	(43)%
Pre-owned homes	306	277	10%	1,233	1,410	(13)%

Total homes sold	1,126	2,011	(44)%	4,665	7,416	(37)%
% Champion-produced new homes sold	94%	97%		95%	96%
New multi-section mix	91%	84%		87%	81%
Average number of new homes in inventory per sales center at period end	13.1	13.2	(1)%	13.1	13.2	(1)%
Sales centers at period end	78	118	(34)%	78	118	(34)%
Total company
Average new home retail price	$89,100	$66,800	33%	$78,300	$63,600	23%
Average number of new homes retail sold per sales center per month	2.7	3.1	(13)%	2.5	2.3	9%
78 ongoing stores
Average new home price	$89,500	$73,100	22%	$82,300	$71,200	16%
Average number of new homes sold per sales center per month	2.7	3.2	(16%)	2.7	3.0	(10)%
CONSOLIDATED AT PERIOD END (in thousands)
Contingent repurchase obligations (est.)	$245,000	$240,000	2%	$245,000	$240,000	2%
Champion-produced field inventories (est.)	$525,000	$510,000	3%	$525,000	$510,000	3%
Shares issued and outstanding	65,470	52,658	24%	65,470	52,658	24%

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